Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

Enable Midstream announces energy veteran Ronnie K. Irani will join the board of directors of its general partner

OKLAHOMA CITY - Enable Midstream Partners, LP (NYSE: ENBL) today announced that energy industry veteran Ronnie K. Irani, president and CEO of RKI Energy Resources, has been appointed as an independent director to the board of directors of its general partner Enable GP, LLC effective March 1, 2016.

“On behalf of the board, I want to welcome Ronnie to Enable Midstream,” said Enable Board Chairman Scott Prochazka. “Ronnie’s experience as a leader in the upstream space across multiple basins will provide valuable insights to the board as we continue to build our position as the preferred midstream provider. We look forward to working with Ronnie as a member of the Enable team.”

Prior to forming RKI Energy Resources, Irani was president and CEO of RKI Exploration and Production, which was acquired by WPX Energy in 2015. In addition, he served as senior vice president and general manager of the Western US business unit for Dominion Resources and as an executive vice president at Louis Dreyfus Natural Gas Corp.

Irani earned his Bachelor of Science degree in Chemistry from Bombay University, India. He also holds a bachelor’s and a master’s degree in Petroleum Engineering from the University of Oklahoma as well as an MBA from Oklahoma City University.

Irani serves on the board of the Mewbourne School of Petroleum & Geological Engineering and the Sarkeys Energy Center at the University of Oklahoma. He is also a board member of the Interstate Oil & Gas Compact Commission and serves on the Board of Visitors for the International Programs at the University of Oklahoma.

Irani will fill the independent director seat held by C. Scott Hobbs who will step down from the board effective Feb. 29.

“We extend our thanks to Scott for his service to Enable and to the board. His depth of experience in the midstream sector provided significant value to the company during our initial years as a publicly traded MLP,” Prochazka said. “We wish him all the best in his future endeavors.”

Exhibit 99.1

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,400 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit EnableMidstream.com.

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